Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CTD HOLDINGS, INC.

Pursuant to the provisions of Section 607.1007 of the Florida Business Corporation Act, the undersigned, being the Chief Executive Officer of CTD HOLDINGS, INC., a Florida corporation (the “Corporation”), hereby certifies that:

FIRST: The Articles of Incorporation of the Corporation were originally filed with the Secretary of State of the State of Florida on August 9, 1990.

SECOND: These Amended and Restated Articles of Incorporation were adopted and approved on June 29, 2018 by the Corporation’s directors and of do not contain any amendments to the Corporation’s Articles of Incorporation that require shareholder approval. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments thereto, as follows:

Article I. CORPORATE NAME.

The name of this corporation shall be CTD Holdings, Inc.

Article II. ADDRESS OF PRINCIPAL OFFICE.

The address of the principal office of this corporation is:

6714 NW 16th Street, Suite B
Gainesville, Florida 32563

Article III. NATURE OF BUSINESS AND POWERS.

The general nature of the business or businesses in which the corporation is authorized to transact business, in addition to those authorized by the laws of the state of Florida and the powers of said corporation, shall be as follows:

1.	To engage in any activity or business authorized under the Florida Statutes.

2.

In general, to carry on any and all incidental business: to have and exercise all the powers conferred by the laws of the state of Florida, and to do any and all things herein set forth to the same extent as a natural person might or could do.

3.

To purchase or otherwise acquire, undertake, carry on, improve, or develop, all or any of the business, good will, rights, interests, assets, capital stock and liabilities of any person, firm, association, or corporation carrying on any kind of business of a similar nature to that which this corporation is authorized to carry on, pursuant to the provisions of this certificate; and to hold, utilize, or in any manner dispose of the rights, interests, capital stock and property so acquired.

4.

To enter into and make all necessary contracts for its business with any person, entity, partnership, association, corporation, domestic or foreign, or of any domestic or foreign state, government, or governmental authority, or of any political or administrative subdivision, or department thereof, and to perform and carry out, assign, cancel, rescind any of such contracts.

5.

To exercise all or any of the corporate powers, and to carry out all or any of the purposes, enumerated herein otherwise granted or permitted by law, while acting as an agent, nominee, or attorney-in-fact for any persons or corporations, and perform any service under contract or otherwise for any corporation, joint stock company, association, partnership, firm, syndicate, individual, or other entity, and in such capacity or under such arrangement, to develop, improve, stabilize, strengthen, extend the property and commercial interest thereof, and to aid, assist, or participate in any lawful enterprises in connection therewith or incidental to such agency, representation, or service, and to render any other service or assistance insofar as it lawfully may under the laws of the state of Florida, providing for the formation, rights, privileges, and communities of corporation for profit.

6.

To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers herein set forth, either alone or in association with others incidental or pertaining to, or going out of, or connected with its business or powers, provided the same shall not be inconsistent with the laws of the state of Florida.

7.

The several clauses contained in this statement of the general nature of the business or businesses to be transacted shall be construed as both purposes and powers of this corporation, and statements contained in each clause shall, except as otherwise expressed, be in no ways limited or restricted by reference to or inference from the terms of any other clause. They shall be regarded as independent purposes and powers. Nothing herein contained shall be deemed or construed as authorizing or permitting, or purporting to authorize or permit the corporation to carry on any business, exercise any power, or do any act which the corporation may not, under the laws of the state of Florida, lawfully carry on, exercise, or do.

Article IV. CAPITAL STOCK.

The total number of shares of capital stock that this corporation shall have the authority to issue and to have outstanding at any one time is five hundred million (500,000,000) shares of common stock, par value $0.0001 per share, and five million (5,000,000) shares of preferred stock, par value $0.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors of the corporation pursuant to the authority in this paragraph given. Cumulative voting by any shareholder is hereby expressly denied. No shareholder of this corporation shall have, by reason of it holding shares of any class or series of stock of the corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this corporation now or hereafter authorized, and any other equity securities, or any notes, debentures, warrants, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

Article V. TERM OF EXISTENCE.

This corporation shall have perpetual existence commencing upon filing of these articles.

Article VI. BOARD OF DIRECTOR

This corporation shall have one (1) director initially. The number of directors may be increased or diminished from time to time by By-Laws adopted by the stockholders, but shall never be less than one.

Article VII. AMENDMENT.

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders and approved at a stockholders’ meeting by at least a majority of the stock entitled to vote, unless all of the directors and all of the stockholder sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

Article VIII. BYLAWS.

The power to adopt, alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

Article IX.     INDEMNIFICATION.

The corporation shall, to the fullest extent permitted or required by the Florida Business Corporation Act, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors and Executive Officers against any and all Liabilities, and advance any and all reasonable Expenses, incurred thereby in any Proceeding to which any such Director or Executive Officer is a Party or in which such Director or Executive Officer is deposed or called to testify as a witness because he or she is or was a Director or Executive Officer of the corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Executive Officer may be entitled under any written agreement, Board of Directors' resolution, vote of shareholders, the Florida Business Corporation Act, or otherwise. The corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Executive Officers whether or not the corporation would be obligated to indemnify or advance Expenses to such Director or Executive Officer under this Article. For purposes of this Article, the term "Directors" includes former directors of the corporation and any director who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including, but not limited to, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provision of goods or services to the enterprise, including, but not limited to, attorneys-at-law, accountants, and financial consultants). For purposes of this Article, the term "Executive Officers" includes those individuals who are or were at any time "executive officers" of the corporation as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. All other capitalized terms used in this Article and not otherwise defined herein have the meaning set forth in Section 607.0850 of the Florida Business Corporation Act. The provisions of this Article are intended solely for the benefit of the indemnified parties described herein and their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of the Corporation, effective as of this 29th day of June, 2018.

CTD HOLDINGS, INC.

By: /s/ N. Scott Fine Name: N. Scott Fine Title: Chief Executive Officer

4